Exhibit 10.18

OPTION REPURCHASE AGREEMENT

This Option Repurchase Agreement (this “Agreement”) is to be effective as of the 7th day of February, 2005, by and between                          (“Holder”) and Computer Software Innovations, Inc. (“CSI”).

WITNESSETH

WHEREAS, pursuant to the terms of that certain CSI Equity Incentive Plan dated                     , 2000 (the “Plan”) and the Non-Qualified Stock Option Agreement entered into pursuant to the Plan (the “Option Agreement”), by and between Holder and CSI, dated                         , CSI granted to Holder the right and option to purchase certain shares of stock of CSI (such shares, the “Holder’s Option Shares”); and

WHEREAS, the shareholders of CSI have determined that it is in its best interest to merge with and into VerticalBuyer, Inc., a Delaware corporation (“VBYR”), with VBYR being the surviving corporation, pursuant to which the current shareholders of CSI will receive certain cash consideration and certain shares of common stock of VBYR (the “Merger Transaction”); and

WHEREAS, as a condition of the Merger Transaction, CSI is required to repurchase a portion of the Holder’s Option Shares and pay cash to the Holder for such repurchase, as if the Holder had already elected to exercise the Option and was a shareholder of CSI receiving cash consideration in the Merger Transaction; and

WHEREAS, other than the portion of Holder’s Option Shares being repurchased pursuant to the Agreement, Holder will retain the balance of Holder’s Option Shares in CSI, pursuant to the terms of the Plan and Option Agreement and, in connection with the Merger Transaction, VBYR will assume the obligations of CSI with respect to the balance of Holder’s Option Shares retained by the Holder; and

WHEREAS, the shareholders of CSI, pursuant to the discretion afforded them in the Plan, have determined that an option to purchase one share of the common stock of CSI is the equivalent of the option to purchase 118.42 shares of the common stock of VBYR after the Merger Transaction and that the balance of the Holder’s Option Shares will be automatically converted into options to purchase shares of common stock of VBYR based on this ratio.

NOW THEREFORE, for and in consideration as set forth herein, as well as other valuable consideration, the parties hereto agree as follows:

1. Repurchase of Option. At the Closing (as hereinafter defined), CSI shall repurchase from Holder                          of Holder’s Option Shares (“Holder’s Repurchase Option Shares”), and Holder shall sell, release and give the options representing such Holder’s Repurchase Option Shares to CSI. In consideration of the repurchase by CSI of Holder’s Repurchase Option Shares, CSI shall pay to Holder $                     in cash, to be delivered at the Closing.

2. Closing. The Closing of the repurchase transaction as contemplated by paragraph 1 of this Agreement (the “Closing”) shall take place on or before February 28, 2005, with such specific day and time of Closing to be determined by CSI, provided the Closing shall be immediately prior to the consummation of the Merger Transaction, and provided further that the Closing shall not take place unless and until all of the conditions precedent to the Merger Transaction have been met or appropriately waived.

3. Remaining Options. Following the Closing of the repurchase by CSI of Holder’s Repurchase Option Shares, as provided herein, CSI and Holder acknowledge and agree that Holder shall continue to hold the balance of Holder’s Option Shares as provided under the Option Agreement and Plan provided that, such balance of the Holder’s Option Shares held by Holder pursuant to the terms of the Option Agreement and Plan. shall automatically be converted into options for 118.42 Holder Option Shares in VBYR.

IN WITNESS WHEREOF, each party, or its duly authorized representative, has executed this Agreement to be effective as of the date set forth above.

COMPUTER SOFTWARE INNOVATIONS, INC.

By:
Its:

HOLDER:

Signature

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